            STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
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
                                                 March 5, 1996                   Nine Months               March 5, 1996
                                            (date of inception) to                 Ended              (date of inception) to
                                              December 31, 1996              September 30, 1997         September 30, 1997
                                            ----------------------           ------------------        ----------------------
                                                              (Dollars in thousands, except per share data)

PRIMARY

    Net Loss                                         $(13,633)                      $(78,825)                   $(92,458)

    Weighted average Common Shares Outstanding     46,257,709                     46,257,709                  46,257,709

    Net Loss Per Share                                  $(.30)                        $(1.70)                     $(2.00)

FULLY DILUTED

    Net Loss                                         $(13,633)                      $(78,825)                   $(92,458)

    Weighted average Common Shares Outstanding     46,257,709                     46,257,709                  46,257,709

    Net effect of stock options granted during
      the 12 month period prior to the Company's
      filing of its initial public offering at
      less than the offering price, calculated
      using the treasury stock method at the
      assumed offering price of $20.50 per
      share, and treated as outstanding for
      all periods presented                         7,742,291                      7,742,291                   7,742,291
                                                   ----------                     ----------                  ----------
    Shares used in computation of fully
      diluted net loss per share                   54,000,000                     54,000,000                  54,000,000
                                                   ----------                     ----------                  ----------

    Net Loss Per Share                                  $(.25)                        $(1.46)                     $(1.71)
                                                   ===========                     ==========                  ==========

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